EX. 99.28(d)(30)(v)

Amendment
to Amended and Restated
Investment Sub-Advisory Agreement between
Jackson National Asset Management, LLC
and Pacific Investment Management Company LLC

This Amendment is made by and between Jackson National Asset Management, LLC, a Michigan limited liability company and registered investment adviser (“Adviser”), and Pacific Investment Management Company LLC, a Delaware limited liability company and registered investment adviser (“Sub-Adviser”).

Whereas, the Adviser and the Sub-Adviser (the “Parties”) entered into an Amended and Restated Investment Sub-Advisory Agreement effective as of the 1st day of December, 2012, as amended May 30, 2013, December 17, 2013, and June 4, 2014 (“Agreement”), whereby the Adviser appointed the Sub-Adviser to provide certain sub-investment advisory services to certain investment portfolios (“Funds”) of JNL Series Trust (“Trust”), as listed on Schedule A to the Agreement.

Whereas, pursuant to the Agreement, the Adviser agreed to pay the Sub-Adviser for the services provided and the expenses assumed by the Sub-Adviser a sub-advisory fee as set forth on Schedule B to the Agreement, and the Sub-Adviser agreed to accept such sub-advisory fee as full compensation under the Agreement for such services and expenses.

Whereas, the Adviser and the Sub-Adviser have agreed to reduce the sub-advisory fees for the JNL/PIMCO Real Return Fund and the JNL/PIMCO Total Return Bond Fund as set forth on Schedule B, and, in connection with said reductions, Schedule B to the Agreement must be amended.

Now Therefore, in consideration of the mutual covenants herein contained, the Parties hereby agree to amend the Agreement as follows:

1.	Schedule B to the Agreement is hereby deleted and replaced in its entirety with Schedule B dated January 1, 2015, attached hereto.

2.
Except as modified herein, the terms and conditions of the Agreement remain unchanged and in full force and effect. All capitalized terms not otherwise defined herein shall have the meaning set forth in the Agreement.

In Witness Whereof, the Adviser and the Sub-Adviser have caused this Amendment to be executed as of this 9th day of February 2015, effective January 1, 2015.

Jackson National Asset Management, LLC		Pacific Investment Management Company LLC

By:	/s Mark D. Nerud	By:	/s/ Suhail D. Dada
Name:	Mark D. Nerud	Name:	Name: Suhail D. Dada
Title:	Title: President and CEO	Title:	Managing Director

Schedule B
Dated January 1, 2015
(Compensation)

For the JNL/PIMCO Real Return Fund, Sub-Adviser’s account #1852, the following fee schedule shall apply:

JNL/PIMCO Real Return Fund - 1852

Average Daily Net Assets	Annual Rate
First $1 Billion	0.25%
Next $1 Billion	0.20%
Thereafter	0.175%

For the JNL/PIMCOTotal Return Bond Fund, Sub-Adviser’s account #852, the following fee schedule shall apply:

JNL/PIMCO Total Return Bond Fund - 852

Average Daily Net Assets	Annual Rate
First $1 Billion	0.25%*
Thereafter	0.20%*

*Beginning January 1, 2018, the annual rates asterisked above shall apply to all the amounts in the JNL/PIMCO Total Return Bond Fund (Sub-Adviser Account #852). The fee is computed based on the combined market value of the Total Return portfolios of JNL and Curian (Sub-Adviser’s Accounts #852 and 6852), and Sub-Adviser will aggregate Total Return assets to derive an average fee to be applied to all the amounts in the JNL/PIMCO Total Return Bond Fund (Sub-Adviser’s Account #852).

JNL/PIMCO Total Return Bond Fund - 852

Average Daily Net Assets	Annual Rate
First $1 Billion	0.25%**
Next $2 Billion	0.20%**
Thereafter	0.175%**

**For the period January 1, 2015 through December 31, 2017, the annual rates double-asterisked above are applicable to all the amounts in the JNL/PIMCO Total Return Bond Fund (Sub-Adviser Account #852). The fee is computed based on the combined market value of the Total Return portfolios of JNL and Curian (Sub-Adviser’s Accounts #852 and 6852), and Sub-Adviser will aggregate Total Return assets to derive an average fee to be applied to all the amounts in the JNL/PIMCO Total Return Bond Fund (Sub-Adviser’s Account #852). For avoidance of doubt, after December 31, 2017, the annual rate double-asterisked above shall no longer apply to any of the amounts in the JNL/PIMCO Total Return Bond Fund.

“Fund” and “Funds” shall have the same meaning as set forth in the Agreement.

Aggregate Net Asset values and market value are determined by the Fund Accountant.